Exhibit 99

Marine Products Corporation Announces the Launch of
Chaparral’s 400 Premiere Sport Yacht

ATLANTA, September 9, 2008 – Marine Products Corporation (NYSE: MPX) announced that its Chaparral subsidiary introduced the 400 Premiere Sport Yacht at its recent 2009 International Dealer Conference in Fort Myers, Florida.

“We wanted to bring the Chaparral style to yachting,” said James A. Lane, Jr., president of Chaparral. “Our goal was to create the ultimate sport yacht and to take luxury boating where it has never been before. We see the Sport Yacht segment as a growing and highly profitable market.  Chaparral’s expansion into bigger boats is a natural progression given our history and engineering capabilities, and the 400 Premiere has been met with widespread acceptance.”

Incorporating numerous styling innovations from its award-winning line of sport boats, Chaparral’s 400 Premiere Sport Yacht is charting new waters in design, quality appointments and performance.  This move into the Sport Yacht segment builds upon over 43 years in which Chaparral has made its mark in the marine industry by building award-winning family bowriders, sport boats and cruisers.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:
Jim Landers
V.P. Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

Sharon A. Lennon
Investor Relations and Corporate Communications Manager
404.321.2172
slennon@marineproductscorp.com